Sajan, Inc. Follow - On Equity Offering August 2014 Shannon Zimmerman Chief Executive Officer Tom Skiba Chief Financial Officer Free Writing Prospectus Filed Pursuant to Rule 433 File No. 333 - 195819 August 1, 2014

Page 2 Important Notice Regarding Registration Statement The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Dougherty & Company LLC toll free at (800) 328 - 4000 . Neither these materials nor this presentation constitute an offer to anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation .

Page 3 Safe Harbor Statement The Private Securities Litigation Reform Act of 1995 provides a safe harbor from liability for certain forward - looking statements . This presentation contains forward - looking statements that reflect the Company's current views with respect to future events and financial performance . These forward - looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated . The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends identify forward - looking statements . Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including but not limited to those set forth under the headings “Risk Factors” in the prospectus dated July 25 , 2014 filed as part of the Company's registration statement on Form S - 1 and in the Company's periodic reports filed with the Securities and Exchange Commission . The Company does not undertake any obligation to publicly update or revise any forward - looking statement, whether as a result of new information, future events or otherwise .

Page 4 Transaction Summary O FFERING O VERVIEW Company Name Sajan , Inc. Proposed Ticker Symbol NASDAQ or NYSE MKT: SAJA Shares Outstanding - Pre - Deal 4,067,014 Offering Size $10,000,000 Over - Allotment Option 15% Underwriter Dougherty & Company Use of Proceeds ▪ General corporate purposes - Technology - Sales and marketing ▪ Working capital ▪ Potential acquisitions

Page 5 Investment Highlights Sajan: A translation solutions company that stands apart, built upon advanced technology and outstanding customer service. • Innovative, differentiated technology • Large and highly fragmented market ▪ $ 37 B market served by more than 18 , 000 providers • Record revenue in Q 2 2014 and 6 consecutive quarters of double - digit revenue growth • Opportunities for expansion through acquisition

Page 6 Sajan: A Global Leader in Translation Sajan Headquarters River Falls, WI Sajan Ireland Sajan Spain Sajan Singapore • Founded in 1997 • Global presence with offices in located key regions • ISO 9001 & 13485 certified • Over 1 billion words translated • 8 th largest LSP in US and 38 th in world

Page 7 Sajan Overview • We help global companies expand into more markets through our translation services and technology o Industry - leading translation memory technology contextually stores translated content o Transplicity , our translation management system, is a workflow solution for managing translation projects • Platform built on patented multi - lingual indexing technology o Patent granted in 2011 • Applications include document translation, software localization, global marketing, website localization, multi - lingual search engine optimization, etc .

Page 8 1. Content Submitted 2. Content Extracted 3. Translation Memory Matching 4. Linguist Translates Remaining Words 5. Final Content Review 6. Content Reassembled 7. Translated Content Delivered Sajan Transplicity – Translation Workflow

Page 9 Strong Customer R etention + New C ustomer W ins = Growth Innovative. Trusted. Experienced. Global Brands – speak all languages. Recent Customer Wins

Page 10 Global Matters. Language Matters. 3 M derives well over 60 % of its revenue from outside North America .

Page 11 Global Matters. Language Matters. Nike has long dominated the US market . Global opportunity is driving more translation . Nike : Sponsor of the World Cup 2014 Sajan has translated recruitment materials encouraging people to attend on behalf of Nike, and letters from Nike Brazil’s vice president of global sales, welcoming attendees .

Page 12 Global Matters. Language Matters . Consumers want instant access to information, both in the format desired and language desired . • 75 % of customers say they are more likely to buy a product if it is in their language • Nearly 60 % of consumers say that the ability to obtain information in their language is more important than price Source : Common Sense Advisory

Page 13 Market Opportunity – $37B and Growing

Page 14 Highly Fragmented Market • Over 18,000 known providers • 7 8% generate less than $1M • 60% have 5 or fewer employees • Top 100 cover 13% of market • 91 of top 100 are privately held Language translation has been historically dominated by service - centric providers .

Page 15 Industry Dynamics Technology is changing the translation industry . • The human function can only be optimized so far ; technology must provide future gains • Historically , adoption of technology has advanced slowly due to the complex and integrated nature of translation • Industry dynamics are evolving and Sajan is positioned to drive change through use of advanced technologies

Page 16 Benefits of Technology: Sajan Differentiation • Patented Multilingual Database Technology: Improves quality of reuse and volume • Full Personalization : Scalable and flexible • Process Automation : Increases velocity and reduces time to market • Connectivity: Integrate with business systems • Robust: Transplicity is an end - to - end technology solution The Sajan Difference x High Quality x Fast Processing x Lower Total Cost x Enhanced Ease of Use

Page 17 Sajan - Poised to a ccelerate growth Goal : Grow our language solutions business organically and complement through accretive acquisitions • Technology is the core and sets Sajan apart from the competition ▪ Improve delivery/operating performance to drive cost savings ▪ Enhance customer experience through reduced cost, increased quality and improved turnaround times • Look to complement organic growth with targeted acquisitions ▪ Add customers and expand horizontally • Develop higher margin recurring technology - only revenue stream through R & D investments

Page 18 Acquisition Strategy Sajan has a unique platform positioned to drive strategic growth through acquired volume • Acquire opportune translation service providers, lean out and improve margins • Leverage the acquired customer base to increase revenue • Utilize $ 30 m NOL through accretive acquisitions

Page 19 Financial Overview

Page 20 Quarterly Revenue Growth (in thousands)

Page 21 Cost of Sales As Percent of Revenue

Page 22 Financial Highlights For the period ended, (in thousands) 2012 Year 2013 Year Increase 2013 Q2 2014 Q2 Increase Revenue $20,511 $23,961 17% $6,133 $7,240 18% Gross Profit 7,212 9,384 30% 2,390 2,909 22% Gross Margin % 35% 39% + 4 pts. 39% 40% +1 pt. Operating Expenses 8,169 9,128 12% 2,206 2,686 22% Operating Income (957) 256 nm 184 223 21% Operating Income (%) (5%) 1% +6 pts. 3% 3% Net Income (loss) (1,052) 38 nm 147 184 25% Adjusted EBITDA $55 $1,316 nm $436 $522 20% Adjusted EBITDA (%) 0% 5% +5 pts. 7% 7%

Page 23 Balance Sheet Consolidated balance sheet as of, (in thousands) 12/31/12 12/31/13 6/30/14 6/30/14 Pro Forma Post - Offering Cash and Cash Equivalents $893 $1,364 $1,578 $10,660 Accounts Receivable 3,192 3,810 4,753 4,753 Other Current Assets 1,508 1,628 1,568 1,568 Other Assets 1,702 1,856 1,746 1,529 Total Assets $7,296 $8,658 $9,645 $18,510 Accounts Payable $2,502 $2,555 $3,193 $3,193 Other Current Liabilities 1,834 2,762 3,288 3,288 Other Liabilities 758 843 763 763 Stockholders’ Equity 2,203 2,498 2,401 11,266 Total Liabilities & Stockholders’ Equity $7,296 $8,658 $9,645 $18,510 Note: (Pro Forma assumes underwriter does not exercise overallotment option)

Page 24 We calculate Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adding interest expense, income taxes, depreciation and amortization, and stock - based compensation . We believe that this non - GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations . Our management uses this non - GAAP measure to compare our performance to that of prior periods for trend analyses and for budgeting and planning purposes . This measure is also used in financial reports prepared for management and our board of directors . We believe that the use of this non - GAAP financial measure provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other companies, many of which present similar non - GAAP financial measures to investors . For the period ended, (in thousands) 2012 Year 2013 Year 2013 Q2 2014 Q2 Net Income (loss) $(1,052) $38 $147 $184 Interest Expense 99 110 27 21 Income Taxes 57 96 6 14 Depreciation and Amortization 772 825 204 238 Stock - based Compensation 179 247 52 65 Adjusted EBITDA $55 $1,316 $436 $522 Non - GAAP Reconciliation

Page 25 Investment Highlights • Industry - leading, differentiated technology • Large and highly fragmented market ▪ $ 37 B market served by more than 18 , 000 providers • Record revenue in Q 2 2014 and 6 consecutive quarters of double - digit revenue growth • Opportunities for expansion through acquisition

Page 26 1. Content Submitted 2. Content Extracted 3. Translation Memory Matching 4. Linguist Translates Remaining Words 5. Final Content Review 6. Content Reassembled 7. Translated Content Delivered PRINT ONLY VERSION